UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 1, 2016
____________________

IMATION CORP.

(Exact name of registrant as specified in its charter)

 ___________________

Delaware	1-14310	41-1838504
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

1099 Helmo Ave. N., Suite 250, Oakdale, Minnesota 55128

(Address of principal executive offices, including zip code)

651-704-4000

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

On April 28, 2016, Imation Corp. (the “Company”) received a written notice from NYSE Regulation, Inc. (the “Notice”) stating that the business plan submitted by the Company to the New York Stock Exchange (“NYSE”) describing the Company’s actions that would return it to compliance with the continued listing standards set forth in Section 802.01B of the Listed Company Manual of the NYSE has been accepted by the Listing Operations Committee of the NYSE (the Committee”).

As a result of the Committee’s acceptance of the plan, the Company’s common shares will continue to be listed and traded on the NYSE during the 18 month cure period, subject to the Company’s compliance with other continued listing standards, and the Company will be subject to quarterly monitoring by the NYSE for compliance with the plan.

The Company also received a written notice on April 1, 2016 from NYSE Regulation, Inc. (together with the Notice, the “Notices”) confirming that the Company had regained compliance with the continued listing standards set forth in Section 802.01C of the Listed Company Manual of the NYSE because the closing share price of the Company’s common stock was at least $1.00 on March 31, 2016 and the average closing share price of the Company’s common stock was at least $1.00 over the 30 trading-day period ending on March 31, 2016.

As previously disclosed by the Company in its current and periodic reports filed with the U.S. Securities and Exchange Commission, in January 2015, the board of directors of the Company (the “Board”) approved investing up to 25% of the Company’s excess cash in investment funds with the focus on producing attractive risk-adjusted rates of return while maintaining liquidity. On February 8, 2016, the Company entered into a subscription agreement to invest up to $20 million of its excess cash from various Company subsidiaries in the Clinton Lighthouse Equity Strategies Fund (Offshore) Ltd. (“Clinton Lighthouse”). Clinton Lighthouse is a market neutral fund which provides daily liquidity to its investors. Clinton Lighthouse is managed by Clinton Group, Inc. (“Clinton”). Pursuant to the arrangement, Clinton agreed to waive its customary management fee and agreed to the receipt of any consideration pursuant to incentive compensation in the form of the Company’s common stock at a value of $1.00 per share. The closing price of the Company’s common stock on February 8, 2016 was $0.65. The Board, in conjunction with management, reviewed various funds and voted to approve this investment, with Joseph A. De Perio, the Chairman of the Board and a Senior Portfolio Manager at Clinton, abstaining from the vote. On March 17, 2016, the Board approved the elimination of the 25% limitation on the amount of the Company’s excess cash that may be invested, such that the Company may invest up to $35 million of its excess cash in Clinton Lighthouse. On April 29, 2016, the Company and Clinton entered into an amended and restated agreement in order to adjust the price at which the Company’s stock would be valued for purposes of paying the incentive fee thereunder from $1.00 to $1.80 beginning May 1, 2016, subject to adjustment based on the volume weighted average price of the Company’s common stock. The Company has not made any payments under the agreement and the amended and restated agreement is subject to the Company’s receipt of shareholder approval of the issuance of common stock contemplated by the agreement. Following the payment of any incentive fees to Clinton, Mr. De Perio intends to cease to be a member of the Company’s audit and compensation committees.

Forward-Looking Statements

The Company makes forward-looking statements in this report within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to expectations or forecasts for future events, including, without limitation, the Company’s intention to cure its deficiency in compliance with NYSE continued listing standards, its ability to cure such deficiency and the results of the Company’s investment in Clinton Lighthouse. These statements may be preceded by, followed by or include the words “may,” “might,” “will,” “will likely result,” “should,” “estimate,” “plan,” “project,” “forecast,” “intend,” “expect,” “anticipate,” “believe,” “seek,” “continue,” “target” or similar expressions. These forward-looking statements are based on information available to us as of the date they were made, and should not be relied upon as representing the Company’s views as of any subsequent date. These forward-looking statements are subject to a number of risks and uncertainties, including, without limitation, factors not anticipated by, or outside the control of, the Company, as well as those risks and uncertainties described in the Company’s most recent annual report on Form 10-K, as amended, and subsequently filed reports on Form 10-Q, as amended. As a result, the Company’s actual results or performance may be materially different from those expressed or implied by these forward-looking statements. The Company does not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IMATION CORP.

Dated: May 4, 2016	By:	/s/ Danny Zheng
	Name:	Danny Zheng
	Title:	Chief Financial Officer